Exhibit 10.2

EXECUTION COPY

EMPIRE ENERGY CORPORATION INTERNATIONAL

Senior Secured Note

(“Note”)

AUD$5,000,000

Dated: July 17, 2008 (the “Issuance Date”)

Reference is made to that certain Term Sheet of Memorandum of Understanding, dated as of July 17, 2008 (the “MOU”), by and among the Issuer (as hereinafter defined), the Holder (as hereinafter defined), and Great South Land Minerals Ltd., an Australian corporation and a wholly owned subsidiary of the Issuer (“GSLM”). The MOU provides that, among others, (a) the Issuer shall issue this Note to the Holder as consideration for the Loan Amount (as hereinafter defined) to be provided by the Holder to the Issuer in connection with a proposed Joint Venture (as hereinafter defined); (b) the obligations of the Issuer under this Note shall be secured by (i) a deposit of the Collateral (as hereinafter defined) into an account to be held by a securities intermediary, as collateral agent for the Holder and the Issuer (the “Trustee”), for the benefit of the Holder and (ii) a personal guarantee of Mr. Malcolm Bendall, an Australian citizen with passport number E3038581 and the controlling shareholder of the Issuer (the “Guarantor”); and (c) the Guarantor shall enter into one or more side agreements with the Issuer (the “Side Agreement”) in respect of his obligations under this Note and the Guarantee (as hereinafter defined). Capitalized terms used but not defined in this Note have the meanings ascribed to them in the MOU.

For value received, EMPIRE ENERGY CORPORATION INTERNATIONAL., a US Nevada corporation (the “Issuer”), hereby promises to pay to the order of SMART WIN INTERNATIONAL LIMITED, a British Virgin Islands corporation (the “Holder”), in accordance with the terms hereinafter provided, the principal amount of Five Million Australian Dollars (AUD$5,000,000), or so much as has been advanced to the Issuer, whichever is less (the “Loan Amount”), pursuant to this Note, together with interest thereon as provided herein.

NOW, THEREFORE, the parties hereby agree as follows:

1.	DEFINITIONS

(a)	When used herein, the terms set forth below shall be defined as follows:

(i)	“Collateral” means the 32,000,000 issued and outstanding shares of Class A Common Stock, par value US$0.001 per share, of the Issuer to be held by the Trustee for the benefit of the Holder in accordance with the Pledge Agreement;

(ii)	“Guarantee” means the Guarantee entered into by and among the Guarantor, the Issuer and the Holder simultaneously with the execution of this Note.

(iii)	“JV Agreement” means the Joint Venture and Participation Agreement to be entered by and among the Issuer, the Holder and other relevant parties on or before the Maturity Date.

(iv)	“3-Month LIBOR” shall mean the London interbank offered rate for U.S. dollar deposits with a three-month maturity, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant calendar quarter begins (or if not so reported, then as determined by another recognized source or interbank quotation).

(v)	“Pledge Agreement” means the Pledge and Security Agreement, substantially in the form attached as Exhibit B to this Note, to be entered into by and among the Issuer, the Holder, the Trustee and the Guarantor.

(vi)	“Transaction Documents” means this Note, the Pledge Agreement, the Guarantee and the MOU. For the avoidance of doubt, the Transaction Documents shall not include the JV Agreement contemplated by the MOU.

(b)	The following rules of construction shall apply to this Note:

(i)	Singular and Plural. Words used in this Note in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Note shall apply to such words when used in the plural where the context so permits and vice versa.

(ii)	Sections and Headings. Unless the context requires otherwise, any references in this Note to paragraphs or sections shall be deemed to refer to the paragraphs and sections to this Note. Section headings to this Note are for convenience only and shall not be used to interpret any provision of this Note.

(iii)	Agreements. References in this Note to agreements and other contractual instruments shall be deemed to include all appendices, schedules, exhibits, annexes and attachments attached thereto and all subsequent amendments, extensions, renewals, substitutions and modifications to such agreements and other contractual instruments.

(iv)	Governmental Rules. References in this Note to any governmental rules and regulations shall be construed to include any and all amendments, modifications or supplements thereto enacted or implemented subsequent to the date hereof.

2.	SENIOR OBLIGATIONS

This Note is an unsubordinated obligation of the Issuer and is equal in right of payment with other unsubordinated obligation of the Issuer, except with respect to the Collateral which the Holder shall have a first priority interest.

3.	CONDITIONS PRECEDENT TO ADVANCEMENT OF FUNDS BY HOLDER

The obligation of the Holder to advance the funds to the Issuer under this Note is subject to the fulfillment, to the satisfaction of the Holder, of each of the following conditions:

(a) The Trustee shall have been duly selected and appointed by the Holder, and the Pledge Agreement shall have been duly executed and delivered by the Issuer and the Trustee;

(b) All other documents and legal matters in connection with the transaction contemplated by this Note shall have been delivered or executed or recorded and shall be in form and substance satisfactory to the Holder;

(c) The Issuer shall have provided a notice to the Holder specifying the date and the amount it requires the Holder to advance under this Note, and explaining in detail the use of the proceeds, provided that such proceeds shall be used only to pay jointly authorized costs and expenses related to the exploration and development of SEL 13/98, including, without limitation, drilling rig mobilization and demobilization, equipment and supply purchases, drilling costs and fees, field and field supervisory personnel costs, financial costs, expert fees and administrative costs, and provided further that (i) the Holder shall have the right, at its sole discretion and by reasonable standard, to determine whether such requirement is in compliance with this Note, and (ii) the aggregate funds advanced under this Note shall be no more than AUD$5,000,000.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance shall have been issued and remain in force by any governmental authority against the Issuer and any of its affiliated entities.

(e) There shall have been no change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) as had, or would be reasonably likely to have, a material adverse effect on the consolidated business, results of operations, or financial condition of the Issuer and any of its affiliated entities.

(f) No Event of Default (as hereinafter defined) or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of this Note, nor shall either result from the making thereof.

All advances under this Note shall be made in Australian Dollars in immediately available funds to GSLM at the address or addresses the Issuer may designate from time to time in writing to the Holder or by wire transfer of funds to GSLM’s accounts, instructions for which are attached hereto on Exhibit A.

4.	REPAYMENT BY ISSUER

(a) All payments under or pursuant to this Note shall be made in Australian Dollars in immediately available funds to the Holder at the address or addresses the Holder may designate from time to time in writing to the Issuer, subject to the provisions of this Note.

(b) Prior to the Maturity Date, no principal amount of this Note shall be payable and the Loan Amount shall bear no interest. For purposes of this Note, “Maturity Date” shall mean (i) fifteen (15) business days after the completion of drilling of the first test well, as evidenced by a drilling engineering report and a core analysis report, which shall contain level of details to the satisfaction of the Holder, or (ii) October 15, 2008, whichever is earlier.

(c) Beginning on the Maturity Date until the Loan Amount is paid in full, the outstanding principal balance of the Loan Amount shall bear interest at a rate per annum equal to (i) the rate of six percent (6%) or (ii) 3-month LIBOR plus one percent (1%), whichever is lower (the “Interest Rate”).

(d) Except as indicated to the contrary in the JV Agreement, the Loan Amount, together with accrued interest thereon, shall become payable in equal quarterly installments within two (2) years from the Maturity Date (the “Principal Payment Period”). Subject to anything contrary contained in the Side Agreement, the Issuer shall have the option to cause the Guarantor to make such payments on its behalf but shall remain jointly and severally liable with the Guarantor for its obligations. The final payment of all remaining accrued and unpaid interest and any outstanding Loan Amount shall be due and payable at the end of the Principal Payment Period.

5.	USE OF COLLATERAL TO REPAY LOAN

(a) Notwithstanding anything contrary contained in Section 4 of this Note, if the Holder elects to opt out of the Joint Venture in accordance with the terms of the MOU, the Loan Amount under this Note may be settled by the transfer of the Collateral to the Holder on a date no later than fourteen (14) days from the Maturity Date (the “Settlement Date”), and in such event the Loan Amount, plus any accrued interest between the Maturity Date and Settlement Date, shall be deemed to have been repaid in full (the “Option”). The Option shall be exercisable by the Guarantor (but not the Issuer or the Holder) at any time prior to seven (7) days from the Maturity Date. Upon the Guarantor’s exercise of the Option, the Issuer shall promptly execute and deliver at its expense all further instruments and documents and take all further action that may be necessary and desirable or that the Guarantor or the Holder may reasonably request in order to complete the transfer of the Collateral to the Holder.

(b) In the event the Option is exercised and that the Market Value (as hereinafter defined) of the Collateral is less than the Loan Amount advanced under this Note, in addition to the transfer of the Collateral, the Holder shall be entitled to receive on or before the Settlement Date an amount in cash, equal to the difference between the Market Value of the Collateral and the Loan Amount on the Maturity Date. For the purpose of this Note, the “Market Value” of the Collateral is calculated by multiplying the number of common shares outstanding covered by the Collateral times the average closing price of the Issuer’s Class A Common Stock is reported on the OTC Bulletin Board (or any other quotation facility on which such Class A Common Stock may then trade) for the twenty (20) trading days immediately prior to the Maturity Date (or if no closing prices are quoted on any day during such period, the most recent period prior to the Maturity Date for which closing prices for the Issuer’s Class A Common Stock have been quoted for twenty (20) trading days). The Issuer shall have the option to cause the Guarantor to make such payment on its behalf but shall remain jointly and severally liable with the Guarantor for its obligations.

6.	PREPAYMENT BY ISSUER

Prior to the Maturity Date, the Issuer cannot make any prepayment to the Holder for the principal of the Loan Amount under this Note be whole or in part. Beginning from the Maturity Date, the Issuer may prepay this Note, without premium or penalty, in whole at any time or from time to time in part, with accrued interest to the date of such prepayment on the amount prepaid. Any partial prepayments of the Loan Amount will be applied first to accrued interest and then to principal.

7.	REPLACEMENT

Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Issuer shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

8.	JOINT VENTURE FORMATION

The Holder and the Issuer plan to negotiate the JV Agreement to explore and develop the area covered under Special Exploration License 13/98 by establishing a joint venture company (the “Joint Venture”). If the Holder and the Issuer or any of their affiliated entities enter into the JV Agreement on or before the Maturity Date, upon execution of the JV Agreement, this Note issued therefor shall be converted into interests in the Joint Venture in accordance with the terms of the JV Agreement, and this Note shall be cancelled and the Collateral shall be released simultaneously therewith.

9.	NON COMPETITION

During the period that due diligence and good faith negotiations are underway regarding establishment of the JV Agreement, the Issuer covenants that it will not seek alternative Joint Venture arrangements for exploration of the Joint Venture property of GSLM. The Holder covenants that it will not use any information received to circumvent actual or potential oil and gas matters in Australia put forth for discussion by the Issuer.

10.	DUE DILIGENCE

The Issuer covenants that it will allow the Holder to perform due diligence regarding the Issuer and its affiliates in preparation for the JV Agreement before the Maturity Date.

11.	OTHER COVENANTS BY THE ISSUER

The Issuer hereby covenants and agrees with the Holder, so long as any Loan Amount due under this Note is outstanding, upon the reasonable request of the Holder, will execute and deliver such further instruments and do such further acts as may be reasonable, necessary or proper to carry out more effectively the purposes of this Note.

12.	EVENTS OF DEFAULT

The occurrence of any of the following shall, at the option of the Holder, constitute an event of default (each, an “Event of Default”) under this Note:

(a) The Issuer’s failure to pay, or the Guarantor’s failure to pay on the Issuer’s behalf, any portion of the obligations under this Note, whether of principal or interest when due and payable or when declared due and payable;

(b) The Issuer’s failure to comply with any of the provisions, conditions, covenants, or representations and warranties under the Transaction Documents;

(c) A material impairment of the prospect of repayment of any portion of the Loan Amount under this Note or a material impairment of priority of this Note;

(d) The Issuer’s transfer or disposition of any of the Collateral or any interest in the Collateral;

(e) Attachment, execution, or levy on any of the Collateral;

(f) The Issuer’s voluntarily or involuntarily becoming subject to any bankruptcy proceedings or any similar proceedings; or

(g) The Issuer’s failure to comply with, or become subject to any administrative or judicial proceedings under any federal, state or local law and regulations which can result in the forfeiture of property where noncompliance may have any significant effect on the Collateral.

13.	REMEDIES UPON DEFAULT

Upon the occurrence of an Event of Default, the Holder shall, within seven (7) days of such Event of Default, give a notice to each of the Issuer and the Guarantor specifying the nature of the default and the remedies to which the Holder is entitled under the Transaction Documents. Within fourteen (14) days of receipt of the notice, the Issuer shall, and shall cause the Guarantor to, take all necessary actions to cure such Event of Default. Cure restores the Issuer to the Issuer’s rights under the Transaction Documents as though an Event of Default had not occurred, provided that the Holder shall be entitled to collect all costs reasonably incurred by the Holder for the purpose of enforcing its rights hereunder, details of which are referred to in the paragraph below. Upon the expiration of the said 14-day period, the Holder may pursue any remedy available under the Pledge Agreement and the Guarantee, or any other remedy available at law or in equity to collect, enforce, or satisfy any obligations of the Issuer under this Note, whether by acceleration or otherwise.

For the avoidance of doubt, should an Event of Default occur, regardless of whether such Event of Default is subsequently cured, the Issuer shall pay to the Holder all costs reasonably incurred by the Holder for the purpose of enforcing its rights hereunder, including:

(a) costs of enforcement of the obligations under this Note;

(b) costs of obtaining money damages; and

(c) a reasonable fee for the services of an attorney employed by the Holder for any purpose related to this Note, including consultation, drafting documents, sending notices or instituting, prosecuting or defending litigation or arbitration.

14.	UNDERTAKINGS, REPRESENTATIONS AND WARRANTIES BY THE ISSUER

(a) The Issuer acknowledges that the Holder shall have the exclusive right to select and appoint the Trustee and covenants that it will use its best efforts to cooperate with the Holder in securing such appointment.

(b) The Issuer warrants and represents that:

(i)	The Issuer has the authority to enter into and perform its obligations under the Transaction Documents, and to execute all other documents and perform all other acts as may be necessary to perform all of the Issuer’s obligations under the Transaction Documents.

(ii)	Each of the Transaction Documents is a valid and binding obligation of the Issuer enforceable in accordance with its respective terms.

(iii)	No approval or consent not previously obtained by any person or entity is necessary in connection with the execution of the Transaction Documents by the Issuer or the performance of the Issuer’s obligations under the Transaction Documents. The consummation of the transactions contemplated by the Transaction Documents does not and will not violate any statute, law, ordinance or regulation.

(iv)	Neither the Transaction Documents nor anything provided to be done under the Transaction Documents violates or shall violate, or shall cause the acceleration of any debt or obligation of the Issuer under, any contract, document, understanding, agreement or instrument to which the Issuer is a party or by which it may be bound.

15.	GENERAL

(a) Binding Effect. The obligations of the parties to this Note set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

(b) Transfer. This Note shall not be assigned or transferred by the Issuer. This Note may be assigned or transferred by the Holder without the express prior written consent of the Issuer.

(c) Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (i) upon an email notice together with a hand delivery of the same copy by telex, telecopy or facsimile at the address or number designated in this Note or such other address or number indicated by the parties in writing, or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If to the Issuer:	Empire Energy Corporation International

	Address:	4500 College Blvd, Suit 240, Leawood, KS66211-1870, U.S.A.
	Attn:	Mr. Graham Rogers
	Facsimile:	+ 1 (913) 663 2239
	Phone:	+ 1 (913) 663 2310
	Email:	grahamrogers@empireenergy.com

If to the Holder:	Smart Win International Limited

	Address:	Unit 2003-6, Shui On Centre, 6-8 Harbour Road, Wanchai, Hong Kong
	Attn:	Mr. Fred Kwok
	Facsimile:	(852) 3106 3834
	Phone:	(852) 3184 7188
	Email:	fredkwok@166hk.com

If to the Guarantor:	Mr. Malcolm Bendall

	Address:	84 Wells Parade Blackman’s Bay, Hobart, Tasmania
	Facsimile:	+ 613 6229 2153
	Phone:	+ 613 6229 6576 (Home)
+ 614 1758 8171 (Mobile)
	Email:	empireenergy@btinternet.com
cullumcille@aol.com

(d) Waiver. No failure or delay on the part of the Holder in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Holder at law or in equity.

(e) Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

(f) Compliance with Securities Laws. The Holder of this Note acknowledge that this Note is being acquired solely for the Holder’s own accounts and not as a nominee for any other party and for investment. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR (I) TO EMPIRE ENERGY CORPORATION INTERNATIONAL. (II) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, OR (III) IN COMPLIANCE WITH ANOTHER EXEMPTION FROM REGISTRATION, IN EACH CASE AFTER PROVIDING AN OPINION OF

COUNSEL OR OTHER EVIDENCE SATISFACTORY TO EMPIRE ENERGY CORPORATION INTERNATIONAL. THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE 1933 ACT.”

(g) Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Subject only to the foregoing sentence, none of the terms or provisions hereof may be waived, altered, modified, or amended except as all the parties to this Note may expressly agree in writing.

(h) Amendments. This Note may not be modified or amended in any manner except in writing executed by all the parties to this Note.

(i) Jurisdiction. Any legal action or proceeding with respect to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Note, each of the Issuer and the Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each of the Issuer and the Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Issuer or the Guarantor its address set forth above. Each of the Issuer and the Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Note brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer in any other jurisdiction.

(j) Waiver of Jury Trial. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

(k) Counterparts. This Note may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one document. All parties intend (as evidenced by their execution hereof) that a facsimile copy and signature shall have the same effect as the original.

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Dated as of the date first written above.

ISSUER:

Empire Energy Corporation International

By:	/s/ Clive Burrett
Clive Burrett, Chairman

By:	/s/ Graham Rogers
Graham Rogers, Chief Financial Officer

HOLDER:

Smart Win International Limited

By:	/s/ Cheng Kam Chiu, Stewart
Cheng Kam Chiu, Stewart, President

GUARANTOR:

Malcolm Bendall

By:	/s/ Malcolm Bendall
Malcolm Bendall

[SIGNATURE PAGE TO THE SENIOR SECURED NOTE]

EXHIBIT A

WIRE INSTRUCTIONS

Payee:	Great South Land Minerals Limited

Bank:	Westpac Banking Corporation

Address:	28 Elizabeth Street

Hobart, Tasmania, Australia 7000

Bank No.:	037-001

Account No.:	475517

Account Name:	Great South Land Minerals Limited

Swift Code:	WPACAU2S

EXHIBIT B

FORM OF PLEDGE AND SECURITY AGREEMENT